Press
Release

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Investor and Media contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2006 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
2006 revenue up 6.2 percent over 2005;
2006 Earnings per share (diluted) is $1.68;
Revenue and Earnings per Share guidance
provided for full year 2007.

NEW YORK, February 15, 2007 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter and year ended December 31, 2006.

For the fourth quarter 2006, the Company reported revenue of $79.3 million, an increase of 5.2 percent over revenue of $75.3 million during the fourth quarter of 2005.

Costs and expenses for the fourth quarter increased by 17.9 percent, from $63.8 million in 2005 to $75.2 million in 2006, due in part to planned expenditures for the 2007 rollout of the Portable People MeterTM (PPM) ratings service in Philadelphia and New York. Non-cash equity compensation for the quarter amounted to $1.4 million.

Earnings before interest and income tax expense (EBIT) for the quarter were $10.9 million, a decrease of 35.7 percent compared with EBIT of $17.0 million for the fourth quarter of 2005. Interest expense for the quarter increased to $3.2 million from $0.9 million in 2005 due primarily to a one-time “make whole” charge of $2.9 million stemming from the early repayment of a $50 million outstanding senior note in October 2006.

Net income for the quarter was $4.9 million, compared with $11.2 million for the fourth quarter of 2005. Net income per share for the fourth quarter 2006 decreased to $0.17 per share (diluted), compared with $0.36 per share (diluted) during the comparable period last year.

For the year ended December 31, 2006, revenue was $329.3 million, an increase of 6.2 percent over revenue of $310.0 million for 2005.

A planned increase in expenses for the 2007 rollout of the Portable People Meter radio ratings system in Philadelphia and New York and for the Project Apollo pilot contributed to an increase in costs and expenses for the year of 16.9 percent, from $216.3 million in 2005 to $253.0 million in 2006. Non-cash equity compensation in 2006 totaled $6.5 million.

EBIT decreased 17.2 percent from $101.4 million in 2005 to $84.0 million in 2006. Net income for 2006 decreased 24.7 percent to $50.7 million compared with $67.3 million in 2005. Earnings per share (diluted) in 2006 was $1.68, compared with $2.14 per share (diluted) last year, which included a tax benefit from the reversal of certain tax contingencies relating to prior years of $0.15 per share (diluted).

Management comment on 2006 results

Stephen Morris, president and chief executive officer of Arbitron, made the following comments on 2006 results:

“Despite the continuing challenges that confront the industries we serve, Arbitron was able to increase its revenue and achieve the earnings results that we forecast for 2006, all while investing in our core business and in Portable People Meter-based growth initiatives.”

“In 2006, we made significant progress in our effort to transform Arbitron into a company that keeps its core radio ratings business solidly grounded while we move decisively into the digital age with the Portable People Meter.”

“We recently earned Media Rating Council accreditation of the Portable People Meter (PPM) radio ratings in Houston and that market is poised to commercialize; we are commercializing the PPM service in Philadelphia and we have recruited the first households for a New York PPM panel that will commercialize this fall.”

“For Project Apollo, we solved the very complex logistical challenge inherent in encoding the major broadcast networks at the end of the year. Our seven charter customers, including the recently signed Wal-Mart, are enthusiastically digging into the more robust dataset. We also recently completed the Project Apollo LLC agreement with The Nielsen Company, so our partnership is on solid ground.”

“We also paid particular attention to our capital structure throughout 2006, buying back $70 million of our stock and returning capital to our shareholders through quarterly dividends. Also, in the fourth quarter of 2006, our Board of Directors authorized a new stock repurchase program of up to $100 million over a two year period, we repaid our non-investment grade debt and negotiated a new credit facility of up to $200 million. Our goal in managing our capital is to strike the appropriate balance between continued investment in our core business and PPM initiatives, opportunities for acquisitions, and return of capital to shareholders.”

Company Guidance for 2007 and Outlook for 2008

Arbitron is updating its guidance practices and plans to continue providing annual guidance, including revenue and earnings per share expectations. The company will no longer provide quarterly guidance for revenue and earnings per share. This new practice is consistent with management’s focus on long-term revenue and earnings growth and is particularly appropriate during the company’s transition to Portable People Meter measurement.

The guidance being issued today includes a broader range for earnings per share than the company has given in past years. The company is doing this in order to account for the full range of scenarios related to its PPM rollout plans including the pace at which it signs the remainder of its customers to PPM contracts.

For the full year 2007, Arbitron expects revenue to increase between 5.5 percent and 7.5 percent compared to last year. Earnings per share (diluted) for the full year 2007 is expected to be between $1.30 and $1.50 versus $1.68 in 2006. For 2008, the company anticipates accelerating revenue growth to the double-digit range with even higher EBIT growth as the company begins the process of restoring its margins by the completion of the PPM transition process in the top 50 radio markets.

Commenting on factors that would affect Arbitron’s performance in 2007, Sean Creamer, chief financial officer, said: “The anticipated year-over-year decline in earnings per share is a result of the increased operational spending for PPM initiatives required as we aggressively move to commercialize Philadelphia, Houston and New York in 2007 and begin preparing for the markets scheduled to commercialize in early 2008.”

“Commercializing the Portable People Meter will require that we invest incremental dollars to recruit, equip and maintain the large, long-term panels of consumers for the PPM local market ratings services. For each new PPM market, the period of investment and recognition of the related expense precedes, by six to nine months, the recognition of incremental revenue we expect to earn in electronically measured markets. Since we are in the first year of PPM commercialization, the impact of this lag to our financial results is particularly pronounced in 2007. We continue to believe that 2007 represents the trough year from an earnings perspective for our ratings business.”

“In addition, we plan to maintain our spending to lay the groundwork and define the market potential for Project Apollo, an additional avenue of growth for Arbitron that’s based on our patented Portable People Meter system.”

“I should also note that, as our 2006 results indicated, our core business remains solid. However, the continued stagnation of radio advertising revenue and the additional dollars that we are asking of our radio customers for PPM measurement are putting more and more pressure on our ability to generate new, non-ratings revenue from our core customer base.”

“Looking forward, as we help strengthen the radio industry’s profile in the eyes of its advertisers as well as our own competitive advantage through the commercialization of the Portable People Meter, we are also focusing our attention on internal cost efficiencies and on acquisitions and other efforts to expand our customer base beyond our accustomed reliance on the radio industry,” said Mr. Creamer.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on February 15 to discuss its fourth quarter results and other relevant matters. To listen to the call, dial (toll free) 888-802-8577. The conference call can be accessed from outside of the United States by dialing 973-935-8754. To participate users will need to use the following code: 8285540. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

Presentation of Non-GAAP Information

The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing information firm serving radio broadcasters, cable companies, advertisers, advertising agencies and out of home and online media advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People MeterTM system, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,900 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with The Nielsen Company (formerly VNU.) Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

###

Portable People MeterTM and PPMTM are marks of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People MeterTM system and entering into joint-venture or other material third-party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment; and

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2005.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2006 and 2005
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		$	%
	2006	2005	Change	Change
Revenue	$79,283	$75,329	$3,954	5.2%
Costs and expenses
Cost of revenue	41,988	34,369	7,619	22.2%
Selling, general and administrative	20,373	17,821	2,552	14.3%
Research and development	12,883	11,621	1,262	10.9%
Total costs and expenses	75,244	63,811	11,433	17.9%
Operating income	4,039	11,518	(7,479)	(64.9%)
Equity in net income of affiliate	6,897	5,492	1,405	25.6%
Earnings before interest and income taxes	10,936	17,010	(6,074)	(35.7%)
Interest income	564	896	(332)	(37.1%)
Interest expense	3,162	948	2,214	233.5%
Earnings before income taxes	8,338	16,958	(8,620)	(50.8%)
Income tax expense	3,416	5,782	(2,366)	(40.9%)
Net income	$4,922	$11,176	$(6,254)	(56.0%)
Net income per weighted average common share
Basic	$0.17	$0.36	$(0.19)	(52.8%)
Diluted	$0.17	$0.36	$(0.19)	(52.8%)
Weighted average shares used in calculations
Basic	29,494	30,921	(1,427)	(4.6%)
Diluted	29,677	31,132	(1,455)	(4.7%)
Dividends per common share	$0.10	$0.10	—	—
Other data
EBITDA (1)	$13,475	$18,619	$(5,144)	(27.6%)

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Years Ended December 31, 2006 and 2005
(In thousands, except per share data)
(Unaudited)

	Years Ended
	December 31,		$	%
	2006	2005	Change	Change
Revenue	$329,250	$309,955	$19,295	6.2%
Costs and expenses
Cost of revenue	129,702	110,500	19,202	17.4%
Selling, general and administrative	79,051	67,284	11,767	17.5%
Research and development	44,235	38,563	5,672	14.7%
Total costs and expenses	252,988	216,347	36,641	16.9%
Operating income	76,262	93,608	(17,346)	(18.5%)
Equity in net income of affiliate	7,748	7,829	(81)	(1.0%)
Earnings before interest and income taxes	84,010	101,437	(17,427)	(17.2%)
Interest income	3,103	3,121	(18)	(0.6%)
Interest expense	6,103	4,001	2,102	52.5%
Earnings before income taxes	81,010	100,557	(19,547)	(19.4%)
Income tax expense	30,352	33,249	(2,897)	(8.7%)
Net income	$50,658	$67,308	$(16,650)	(24.7%)
Net income per weighted average common share
Basic	$1.69	$2.16	$(0.47)	(21.8%)
Diluted	$1.68	$2.14	$(0.46)	(21.5%)
Weighted average shares used in calculations
Basic	29,937	31,179	(1,242)	(4.0%)
Diluted	30,086	31,500	(1,414)	(4.5%)
Dividends per common share	$0.40	$0.40	—	—
Other data
EBITDA (2)	$93,408	$107,256	$(13,848)	(12.9%)

(2) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months and Years Ended December 31, 2006 and 2005
(In thousands)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$4,922	$11,176	$50,658	$67,308
Income tax expense	3,416	5,782	30,352	33,249
Net interest expense	2,598	52	3,000	880
EBIT (3)	$10,936	$17,010	$84,010	$101,437
Depreciation and amortization	2,539	1,609	9,398	5,819
EBITDA (3)	$13,475	$18,619	$93,408	$107,256

(3) Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used non-GAAP financial measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2006 and December 31, 2005
(In thousands)
(Unaudited)

	December 31,
	2006	2005

Assets:
Cash and short-term investments	$61,265	$93,408
Receivables from brokers	—	30,000
Trade receivables	33,296	27,708
Property and equipment, net	41,470	30,875
Goodwill, net	40,558	40,558
Other assets	33,731	32,159
Total assets	$210,320	$254,708

Liabilities and Stockholders’ Equity:
Deferred revenue	$66,875	$62,434
Long-term debt	—	50,000
Other liabilities	54,189	46,092
Stockholders’ equity	89,256	96,182
Total liabilities and stockholders’ equity	$210,320	$254,708